EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

[Morrison & Foerster LLP Letterhead]

February 7, 2003

MTI Technology Corporation
4905 East La Palma Avenue
Anaheim, California 92807

     Re:  2001 Stock Incentive Plan

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of nine hundred eighty-seven thousand three hundred eighty-two (987,382) shares of your common stock, $.001 par value per share (the “Common Stock”) which will be issuable under your 2001 Stock Incentive Plan (the “Plan”).

     As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the aforementioned shares of Common Stock under the Plan (the “Plan Shares”), and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Plan Shares, you will receive consideration in an amount not less than the par value per share of the Plan Shares you issue.

     Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP MORRISON & FOERSTER LLP